Exhibit 99.1

FIDELITY D&D BANCORP, INC.

FOR IMMEDIATE RELEASE

Date: April 13, 2015

Fidelity D&D Bancorp, Inc. Announces New Chief Business Development Officer

DUNMORE, PA – April 13, 2015 – The Board of Directors of Fidelity D&D Bancorp, Inc., (OTC Bulletin Board: FDBC) parent company of the Fidelity Deposit and Discount Bank announced that Michael J. Pacyna, Jr. has joined the bank in the position of Executive Vice President & Chief Business Development Officer.

Pacyna comes to Fidelity with a 26 year history in banking.  Most recently, he was Senior Vice President, Market Manager, Commercial and Middle Market Divisions with The PNC Financial Services Group, Inc., (PNC).  During his banking history, he spent time in branch banking as a Business Banker, and has provided leadership in Treasury Management, Merchant Services and in the Commercial Lending area.

“We are very pleased to have someone with Mike’s talents and expertise joining our team,” said Daniel J. Santaniello, President & CEO, Fidelity Bank. “Fidelity Bank is focused on creating and solidifying relationships as Trusted Financial Advisors.  He brings an impressive commitment to customer service, and business development that will be an integral part of continuing our mission of being the best bank for our customers, our employees, our community and our shareholders.”

Mr. Pacyna has strong community involvement and has an outstanding background in new business development, managing sales teams, and cultivating customer relationships. In his new position he will provide oversight for Fidelity’s retail division, including the branch network, customer care center,  business banking and mortgage origination.

Fidelity Bank has built a strong history as trusted advisors to the customers served, and is proud to be an active member of the community of Northeastern Pennsylvania. With 11 branches located throughout Lackawanna and Luzerne Counties, Fidelity Bank offers full-service Trust & Investment Departments, a mortgage center, and an array of personal and business banking products and services. The Bank provides 24 hour, 7 day a week service to customers through branch offices, online at www.bankatfidelity.com, and through the Customer Care Center at 800.388.4380.

Contacts:

Daniel J. Santaniello

President and Chief Executive Officer

(570)504-8035

Dan.santaniello@fddbank.com

Patty DeScipio

Marketing Communications Officer

(570) 504-8038

patty.descipio@fddbank.com